Exhibit 4.32

THE SYMBOL “[ ]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Debt Assignment and Offset Agreement

This Debt Assignment and Offset Agreement (the “Agreement”) is entered into on August 1, 2022, by and among Wang Meiqi (PRC Identification number: [ ]) (the “Transferor”), and Shenzhen Qianhai Daizheng Music Culture Co., Ltd. (Unified Social Credit Code: 91440300MA5GDLLP7X) (the “Transferee”), and Yeelion Online Network Technology (Beijing) Co., Ltd. (the “WFOE”).

Whereas, Wang Meiqi and Shenzhen Qianhai Daizheng Music Culture Co., Ltd. entered into a share transfer Agreement on August 1, 2022 (the “Share Transfer Agreement”), pursuant to which the Transferor shall transfer 23.02% equity interests held by her of Beijing Kuwo Technology Co., Ltd. (the “VIE Company”) (the “Target Equity”, which equals to RMB 6,000,000 of the registered capital of the VIE Company) to the Transferee. Pursuant to the Share Transfer Agreement, the consideration of the Target Equity is RMB 6,000,000 (the “Transfer Price”).

Whereas, Xie Guomin and Shi Lixue entered into a Loan Agreement with the WFOE on July 12, 2016 (the “Loan Agreement”), pursuant to which the WFOE lent RMB 6,000,000 (the “Loan”) to Xie Guomin. Wang Meiqi, Xie Guomin and the WFOE entered into a Debt Assignment and Offset Agreement on August 20, 2019, pursuant to which Wang Meiqi shall inherit all rights and obligations of Xie Guomin in the Loan Agreement.

In view of above, the parties agree as follows:

1.
The Transferor agrees to transfer her obligation to pay the Loan (including relevant interests) to the Transferee and the Transferee agrees to inherit the obligation to pay the Loan (including relevant interests). As the consideration that the Transferee agrees to inherit the obligation to pay the Loan (including relevant interests), the portion of the Transfer Price equal to the Loan (including relevant interests) that the Transferee shall pay to the Transferor, shall be deemed paid. When this Agreement comes into effect, the Transferee shall replace the Transferor and become the borrower under the Loan Agreement and the Transferee shall pay the Loan (including relevant interests) pursuant to the Loan Agreement and fulfill other obligations thereunder.

2.
The WFOE, as the creditor of the Loan, agrees the assignment of the debt under Article 1 hereof.

3.
This agreement shall come into force automatically upon the effective date of the Share Transfer Agreement.

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The Signature Page of the Debt Assignment and Offset Agreement

I have executed the execution page of the Debt Assignment and Offset Agreement dated August 1, 2022 in three (3) counterparts.

Transferor: Wang Meiqi
Signed: /s/ Wang Meiqi

The Signature Page of the Debt Assignment and Offset Agreement

We have executed the execution page of the Debt Assignment and Offset Agreement dated August 1, 2022 in three (3) counterparts.

Transferee: Shenzhen Qianhai Daizheng Music Culture Co., Ltd. (Seal)
Signed: /s/ Seal of Shenzhen Qianhai Daizheng Music Culture Co., Ltd.

The Signature Page of the Debt Assignment and Offset Agreement

We have executed the execution page of the Debt Assignment and Offset Agreement dated August 1, 2022 in three (3) counterparts.

Yeelion Online Network Technology (Beijing) Co., Ltd. (Seal)
Signed: /s/ Seal of Yeelion Online Network Technology (Beijing) Co., Ltd.